Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (“Registration Statement”) of Sunrise New Energy, Co., Ltd. (previously known as Global Internet of People, Inc.) of our report dated May 2, 2022 with respect to our audit of the consolidated financial statements of Sunrise New Energy, Co., Ltd. as of December 31, 2021 and for the year then ended which appears in its Annual Report on Form 20-F for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

August 26, 2022